Exhibit 99.1

Altavista, VA October 28, 2011 - Pinnacle Bankshares Corporation (OTCQB:PPBN), the one-bank holding company (the “Company”) of First National Bank (the “Bank”), today reported its quarterly consolidated unaudited results. Net income was $608,000 or $0.40 per basic and diluted share for the quarter ended September 30, 2011, and $841,000 or $0.56 per basic and diluted share for the nine months ended September 30, 2011 compared to net income of $374,000 or $0.25 per basic and diluted share and $624,000 or $0.42 per basic and diluted share, respectively, for the same periods of 2010.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.33% for the nine months ended September 30, 2011, compared to 0.25% for the same period in 2010. Annualized return on average equity (“ROE”) for the nine months ended September 30, 2011 was 4.17%, compared to 3.17% for the same period in 2010.

Aubrey H. Hall, III, President and Chief Executive Officer of both the Company and the Bank, commented, “We are pleased to be able to report the Company’s best quarterly net income since the downturn in the economy beginning in the fourth quarter of 2007. Improvements in asset quality and net interest margin combined with controlled expenses have had a positive impact on our bottom line. We are committed to continuing our aggressive approach to strengthening credit quality and monitoring our expenses, which should continue to enhance performance despite a challenging environment.”

Net interest income was $9,010,000 for the nine months ended September 30, 2011 compared to $7,821,000 for the nine months ended September 30, 2010. Net interest income was $3,106,000 for the three months ended September 30, 2011 compared to $2,654,000 for the three months ended September 30, 2010.

The net interest margin increased to 3.73% for the nine months ended September 30, 2011, from 3.34% for the nine months ended September 30, 2010, and was 3.80% versus 3.34% for the third quarter of 2011 and 2010, respectively. Over the past twelve months, rates paid to fund earning assets have fallen at a faster pace than the yield received on earning assets, resulting in improved net interest income and net interest margin during 2011.

Interest income increased less than 1% for both the nine and three months ended September 30, 2011 compared to the same periods of 2010, as total loans outstanding increased by $4,473,000 since September 30, 2010 while the yield on loans and securities decreased by 13 basis points during the same time period.

Interest expense decreased 24% and 27% for the nine and three months ended September 30, 2011, respectively, compared to the same periods of 2010, as deposits have increased by $10,383,000 in the past twelve months while the cost of deposits has fallen by 51 basis points during the same time period.

The provision for loan losses was $1,691,000 for the first nine months of 2011 compared to $963,000 for the first nine months of 2010. The provision for loan losses was $309,000 in the third quarter of 2011 compared to $191,000 in the third quarter of 2010. The increases in 2011 are due to an increase in net loan chargeoffs as the Company has aggressively addressed problem credits within the loan portfolio.

Noninterest income increased $152,000 or 7% for the nine months ended September 30, 2011 compared to the same period of 2010. Noninterest income increased $3,000 or less than 1% for the three months ended September 30, 2011 compared to the same period of 2010. The increase from 2010 was due to a $208,000 increase in commissions on investment product sales in the first nine months of 2011 compared to the same period in 2010.

Noninterest expense increased $309,000 or 4% for the nine months ended September 30, 2011 compared to the same period of 2010. Noninterest expense decreased $14,000 or less than 1% for the three months ended September 30, 2011 compared to the same period of 2010. The increase in noninterest expense for the first nine months of 2011 compared to the same time period in 2010 was attributable to an increase in salary and employee benefits due to higher commissions paid for investment product sales. Noninterest expense also increased due to increased debit card costs and an increase in losses associated with foreclosed properties. The decrease in noninterest expenses in the third quarter of 2011 compared to the third quarter of 2010 was due to lower salary and FDIC premium costs.

Total assets at September 30, 2011 were $345,246,000, up 2% from $337,113,000 at December 31, 2010. The principal components of the Company’s assets at the end of the period were $264,843,000 in net loans, $43,252,000 in cash and cash equivalents and $24,178,000 in securities. During the nine-month period ended September 30, 2011, net loans decreased less than 1% or $187,000 from $265,030,000 at December 31, 2010. Also during the nine-month period, securities decreased 9% or $2,339,000 and cash and cash equivalents increased 33% or $10,719,000 from December 31, 2010. Total liabilities at September 30, 2011 were $317,650,000, up 2% from $310,631,000 at December 31, 2010.

Total stockholders’ equity at September 30, 2011 was $27,596,000 representing an equity to assets ratio of 7.99%. At December 31, 2010, total stockholders’ equity was $26,482,000. None of the Company’s capital includes TARP funds. The Bank continues to exceed all minimums to satisfy “well capitalized” regulatory status.

The allowance for loan losses was $4,072,000 as of September 30, 2011, representing 1.51% of total loans outstanding compared to an allowance for loan losses of $4,037,000 as of December 31, 2010 representing 1.50% of total loans outstanding.

Nonperforming loans (including nonaccruing loans and accruing loans more than 90 days past due) totaled $5,440,000, or 2.02% of total loans, as of September 30, 2011, versus $7,843,000, or 2.91% of total loans, at December 31, 2010.

“We are pleased with the continued improvement in our credit quality that has led to better returns in the third quarter of 2011. With our proactive approach to collections and problem asset management, we are optimistic of further credit quality improvement in the near future,” stated Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 103rd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, as well as future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality and control operating expenses, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(9/30/2011, 6/30/2011 and 9/30/2010 results unaudited)

(In thousands, except ratios, share and per share data)

Income Statement Highlights	3 Months Ended 9/30/2011	3 Months Ended 6/30/2011	3 Months Ended 9/30/2010
Interest Income	$4,172	$4,122	$4,124
Interest Expense	1,066	1,117	1,470
Net Interest Income	3,106	3,005	2,654
Provision for Loan Losses	309	709	191
Noninterest Income	858	810	855
Noninterest Expense	2,750	2,964	2,764
Net Income	608	107	374
Earnings Per Share (Basic and Diluted)	0.40	0.07	0.25

Income Statement Highlights	9 Months Ended 9/30/2011	Year Ended 12/31/2010	9 Months Ended 9/30/2010
Interest Income	$12,410	$16,611	$12,316
Interest Expense	3,400	5,835	4,495
Net Interest Income	9,010	10,776	7,821
Provision for Loan Losses	1,691	1,878	963
Noninterest Income	2,392	3,134	2,240
Noninterest Expense	8,493	11,037	8,184
Net Income	841	687	624
Earnings Per Share (Basic and Diluted)	0.56	0.46	0.42

Balance Sheet Highlights	9/30/2011	12/31/2010	9/30/2010
Cash and Cash Equivalents	$43,252	$32,533	$32,983
Total Loans	268,915	269,067	264,442
Total Investments	24,178	26,517	27,904
Total Assets	345,246	337,113	334,694
Total Deposits	313,900	306,954	303,517
Total Liabilities	317,650	310,631	308,011
Stockholders’ Equity	27,596	26,482	26,683
Shares Outstanding	1,496,589	1,495,589	1,495,589

Ratios and Stock Price	9/30/2011	12/31/2010	9/30/2010

Gross Loan-to-Deposit Ratio	85.67%	87.40%	86.86%
Net Interest Margin (Year-to-date)	3.73%	3.43%	3.34%
Liquidity	18.60%	16.96%	17.71%
Efficiency Ratio	74.42%	79.36%	81.48%
Return on Average Assets (ROA)	0.33%	0.21%	0.25%
Return on Average Equity (ROE)	4.17%	2.63%	3.17%
Leverage Ratio (Bank)	8.59%	8.36%	8.51%
Tier 1 Risk-based Capital Ratio (Bank)	10.56%	10.10%	10.28%
Total Capital Ratio (Bank)	11.81%	11.36%	11.53%
Stock Price	$6.85	$8.80	$7.85
Book Value	$18.43	$17.71	$17.84

Asset Quality Highlights	9/30/2011	6/30/2011	12/31/2010
Nonaccruing Loans	$5,440	$6,140	$7,073
Loans 90 Days or More Past Due and Accruing	0	160	770
Total Nonperforming Loans (Impaired Loans)	5,440	6,300	7,843
Other Real Estate Owned (OREO) (Foreclosed Assets)	743	1,058	474
Total Nonperforming Assets	6,183	7,358	8,317
Nonperforming Loans to Total Loans	2.02%	2.32%	2.91%
Nonperforming Assets to Total Assets	1.79%	2.19%	2.47%
Allowance for Loan Losses	$4,072	$4,196	$4,037
Allowance for Loan Losses to Total Loans	1.51%	1.54%	1.50%
Allowance for Loan Losses to Nonperforming Loans	74.85%	66.60%	51.47%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com